Exhibit 99.2

Mr. Patrick Healy                                                                                     November 21, 2007
Two Broadway
Hamden, CT 06518

Dear Pat:

Concerning a certain Term Note dated on July 5, 2006 and modified on January 5 2007 that you entered into with the Company maturing on January 5, 2008 and secured by a Security Agreement Dated July 5, 2006; this letter serves as notice that the Company has sold the division underlying the security interest, and that the Company has acknowledged that it will not pursue any obligation to continue to maintain the value underlying the security interest.  As a result of the declining security interest, the Board of Directors on November 12, 2007 took the following action:

•	Offer to the investors early payment of their investment, with the option of either cash or equity.
•	Offer to the investors interest payment through original maturity date of January 5, 2008.

Pursuant to Board action, listed below are the repayment options for your investment with respect to the Term Note dated on July 5, 2006 and modified on January 5 2007.    Please choose which repayment option below you desire:

1.	Please repay my investment including interest through January 5, 2008 in a cash payment. I understand that the Company will have no further obligation from me under the Term Note.

2.
Please repay my investment including interest on equal terms as the current private equity offering pursuant to a Subscription Agreement.  I understand that you will divide all interest and principle owed by a share price of two dollars per share to determine the amount of shares for repayment of this debt.  In addition, I understand that I will be granted warrants to purchase additional shares at a strike price of $2.25 per share and the amount of shares granted will be set at 30% of the amount of shares issued in repayment of monies owed to me.  I understand that the Company will have no further obligation from me under the Term Note.

I instruct the Company to repay my investment by option 2.

Signature   /s/ Patrick Healy

Thank you,
David J. Murphy
Chief Executive Officer

EnerLume Energy Management Corp.	Phone: (203) 248-4100
Two Broadway	Fax: (203) 230-8667
Hamden, CT 06518	www.enerlume.com